Consent of Independent Accountants

To the Trustees of Standish, Ayer & Wood Master Portfolio:

We consent to the inclusion in Post-Effective Amendment No. 90 to the Registration Statement on Form N-1A (1933 Act File Number 33-8214) of Standish, Ayer & Wood Investment Trust: Standish Equity Fund, Standish Small Capitalization Equity Fund and Standish Small Capitalization Equity Fund II, our reports dated November 18, 1998, on our audits of the financial statements and supplemental data of the Standish Equity Portfolio, Standish Small Capitalization Equity Portfolio and Standish Small Capitalization Equity Portfolio II, which reports are included in the Annual Reports to the Shareholders for the periods stated therein, which is also included in this Registration Statement.


                                                PricewaterhouseCoopers LLP

Boston, Massachusetts
November 25, 1998